Exhibit 10.16

May 12, 2000

Scott Sikora

[Address]

Dear Scott:

On behalf of AlertOnline, Inc. (the “Company”), this letter is offered to finalize your position of Co-President of the Company. You will maintain your position as the Co-President of the Company, working out of the Company’s headquarters office in Seattle, WA. As President, you will report to the Company’s Board of Directors or Chief Executive Officer. You will be paid a monthly salary of $11458.33, which is equivalent to $137,500.00 on an annualized basis. Your salary will be payable in accordance with the Company’s regular payroll policy (or in the same manner as other officers of the Company).

The Company will provide you with standard medical and dental insurance benefits when they become available. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

Your continued employment with the Company is contingent upon the execution, and delivery to the Company, of the Company’s Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”).

If your employment is terminated by the Company or its successor for any reason other than Cause (as defined in the Stock Restriction Agreement), you will be entitled to receive continuation of your base salary and insurance benefits for four (4) months following the date of termination of your employment (“Severance Period”). Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of (i) a general release of claims agreement, (ii) a resignation from all of your positions with the Company and (iii) an agreement not to engage directly or indirectly or participate in any business or proposed business that is competitive in any manner with the business of the Company during the Severance Period.

May 11, 2000

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours, ALERTONLINE, INC.

By:

Title:

ACCEPTED AND AGREED:

/s/ Scott Sikora
Signature

5/12/00
Date

Attachment A: Proprietary Information and Invention Assignment Agreement

Attachment A

Proprietary Information and Invention Assignment Agreement